Exhibit 10.4(L)

Summary of Change-of-Control and other Executive Officer

Compensatory Arrangements

Set forth below are summaries of certain compensatory arrangements regarding the executive officers of Unocal Corporation (“Unocal”). For additional information regarding executive officers’ compensatory arrangements, please refer to Unocal’s most recent proxy statement filed with the Securities and Exchange Commission. For additional information regarding executive officers’ 2005 compensatory arrangements, please refer to Unocal’s Current Report on Form 8-K filed February 14, 2005, File No. 1-08483.

Change of Control Provisions

Upon a “change in control” of Unocal, as defined in our incentive plans and related agreements and in certain employment agreements, annual cash bonuses will be paid, restricted stock will become vested and payable, unvested options will become vested, and performance shares will become vested and payable. Performance shares will be paid out at not less than the target number of shares, subject to the limitation that the fair market value of the shares paid out may not exceed 400% of the fair market value of the initial award of performance shares. Annual cash bonuses under the Incentive Compensation Plan and under the Annual Incentive Plan will pay out at not less than the target amount, prorated by the ratio that the shortened award period bears to the calendar year. As a result of the JOBS Act, certain provisions of these plans and agreements may need to be revised. We expect to amend these plans and agreements during 2005 to conform to the requirements of the JOBS Act.

In 2000, our Board of Directors and the Board of our Union Oil Company of California subsidiary each approved an enhanced severance program for U.S. payroll employees not represented by collective bargaining agents in the event of a change of control of Unocal occurring before 2005. The Boards of Unocal and Union Oil have extended this enhanced severance program until such time as the program is effectively terminated by the Boards in accordance with the terms of our benefits plans. In the event of a “change of control,” as defined in our Long-Term Incentive Plan of 2004, the program provides for the immediate vesting of accrued benefits and/or accounts of all covered employees under our qualified and nonqualified retirement and savings plans. Also, employees with at least five years of vesting service in the Unocal Retirement Plan whose employment terminates within two years after a change of control either involuntarily (other than for death, disability or misconduct) or due to “constructive discharge” are entitled to immediate payment of their qualified and nonqualified retirement plan balances and immediate cash payment of bonuses under our incentive compensation plan. Under our Deferred Compensation Plan, eligible employees are allowed to receive payouts of plan balances upon a change of control if such employees elected to receive those payouts. For purposes of the Deferred Compensation Plan, “change of control” for contributions made before December 31, 2004 is defined as set forth in the Long Term Incentive Plan of 2004 and for contributions made after December 31, 2004 and Mr. Bryant’s company contribution under our Deferred Compensation Plan pursuant to his employment agreement, is defined as set forth in the

JOBS Act. However, for purposes of payouts under our nonqualified plans, the definition of “change of control” is as found in the JOBS Act. Also, payments to key employees under our non-qualified plans is delayed for six months after termination of employment. Interest is paid on the balances during the six-month delay.

The program also provides the following in the event of an eligible employee’s involuntary termination of employment (other than for death, disability or misconduct) or “constructive discharge” within two years following a change of control:

•	Employees with less than five years of service in the Unocal Retirement Plan would receive four months of base pay plus three-fourths of a month of base pay for every year of service.

•	Employees with five or more years of service in the Unocal Retirement Plan would receive four months of base pay plus an enhanced retirement benefit which offsets the remainder of the severance payment. The enhanced retirement benefit would add three years to the employee’s service and age, plus the benefit would utilize the highest consecutive 12 months of pensionable pay in the most recent 120 months of service.

Although all current executive officers are entitled to the benefits described in the preceding paragraphs, payment of such benefits would reduce the amounts payable to Messrs. Williamson, Bryant, Dallas, Gillespie and Howard under their employment agreements.

The program permits an eligible terminated employee to elect an immediate distribution or rollover of his or her total qualified and nonqualified retirement plan benefits. A key employee, as defined in the JOBS Act, must wait six months to receive nonqualified retirement and savings benefits and interest on the unpaid benefit is paid by us during that time period. The program also provides for subsidized “COBRA” medical and dental coverage for 18 months after termination of employment, adds three years to the employee’s age and service for determining eligibility and contributions under our retiree and special continuation medical coverages and for determining eligibility under our retiree life and AD&D insurance plans, as well as certain other benefits.

The program includes a “tax gross-up” arrangement for employees who are subject to the excise tax provided for by Section 280G of the Internal Revenue Code, including the named executive officers. Under this section, excise taxes are imposed on employees receiving change-of-control payments (as defined) that exceed 2.99 times the employee’s average annual compensation (as defined). Under the arrangement, an employee who is subject to the excise tax would receive a gross-up payment, in addition to the amounts deemed change-of-control payments, to eliminate the effect of the excise tax. This gross-up arrangement would apply only if the employee’s change-of-control payments exceed the excise tax threshold amount of Section 280G by more than 10%. Otherwise, such payments would be reduced below the threshold.

In addition, the Unocal Phantom Stock Plan (the “Phantom Stock Plan”) provides for the grant to selected key employees of Incentive Units, each equivalent for bookkeeping purposes to the market value of one outstanding share of Unocal common stock. The Incentive Units are credited to an Incentive Account for the participant, together with dividend equivalents. The Incentive Account of a participant becomes completely mature and payable in cash upon a “change of control,” as defined in such Phantom Stock Plan. None of our executive officers currently participate in the Phantom Stock Plan.

Other Executive Compensation

Unocal provides company-paid financial counseling for key executives, including through the end of the year in which the executive retires. Such services include executive compensation planning, investment planning, income tax planning and return preparation, and cash flow and debt management. We provide a tax gross-up payment equal to 47 percent of the cost of the services provided.

Certain key executive officers have the use of the company jet. We also provide club memberships for certain management employees.